Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

October 29, 2013

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re:	Common Stock Offering of Fidelity National Financial, Inc.

Ladies and Gentlemen:

We have acted as counsel to Fidelity National Financial, Inc., a Delaware Corporation (the “Company”), in connection with the offer and sale by the Company of 19,837,500 shares of its Class A common stock, par value $0.0001 per share (the “Shares”), pursuant to the underwriting agreement, dated as of October 24, 2013 (the “Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC as representatives of the several underwriters named on Schedule I thereto.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Company’s registration statement on Form S-3 (Registration No. 333-174650) filed on June 1, 2011 (as amended by Post-Effective Amendment No. 1 filed on June 3, 2011, the “Registration Statement”), the prospectus contained in the Registration Statement (as amended, the “Base Prospectus”), the prospectus supplement, dated October 24, 2013, filed pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), the Third Amended and Restated Certificate of Incorporation of the Company, the Second Amended and Restated Bylaws of the Company, the Agreement, certain resolutions of the Board of Directors of the Company and the Pricing Committee thereof relating to the issuance and sale of the Shares, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued as contemplated by the Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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